Exhibit 10.1

SUPREME INDUSTRIES, INC.

OWNERSHIP TRANSACTION INCENTIVE PLAN

This SUPREME INDUSTRIES, INC. OWNERSHIP TRANSACTION INCENTIVE PLAN (the “Plan”) was adopted by the Board of Directors of SUPREME INDUSTRIES, INC., a Delaware corporation (the “Company”), effective as of January 1, 2016 (the “Effective Date”).

ARTICLE 1

PURPOSE

The purpose of the Plan is to advance the interests of the Company and its stockholders and motivate and retain certain key employees in order to maximize stockholder value by providing these key employees with certain bonus opportunities in the event a Change of Control, or upon the achievement of certain trading prices of the Company’s Common Stock.  This Plan is intended to be compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations or other applicable guidance issued thereafter, including, without limitation, Treas. Reg. section 1.409A-3(i)(5)(iv)(A).

ARTICLE 2

DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1                               “Base Price” means, for each Incentive Pool Percentage awarded to a Participant, the amount established by the Board, in its sole discretion, at the time of the grant as the base measurement price with respect to a share of Common Stock for purposes of determining the Value in connection with a Vesting Event.  The “Base Price” may be the Fair Market Value of the Common Stock (either the Class A or Class B, or both), or any other amount established by the Board.

2.2                               “Board” means the board of directors of the Company.

2.3                               “Cause” for termination means “cause” as defined in any employment agreement then in effect between the Company and the Participant, or if no such agreement is in effect (or cause is not defined in such agreement), then (i) the Participant’s breach or violation of a material term of this Agreement or other agreement to which the Participant and the Company are parties (including the Disclosure and Invention Agreement), which the Participant failed to cure within thirty (30) days after receiving written notice detailing the allegations from the Board; (ii) the Participant’s material failure or refusal to perform his or her job duties or responsibilities, which the Participant failed to cure within thirty (30) days after receiving written notice from the Board (or the board of directors of any Subsidiary); (iii) the Participant’s gross negligence, willful misconduct, willful breach of fiduciary duty, dishonesty, fraud, embezzlement or theft, which the Company, in its sole discretion, considers materially damaging to, or which materially discredits, the Company; and (iv) the Participant’s conviction, commission, or plea of nolo contendere to any felony or other crime involving dishonesty or moral turpitude.  Upon the giving of notice of termination of the Participant’s employment for Cause, the Company shall have no further obligation or liability to the Participant hereunder.

2.4                               “Change of Control” means a change in (i) the Company’s ownership; or (ii) the ownership of a substantial portion of its assets, as follows:

(i)                                     Change in Ownership.  A change in ownership of the Company occurs on the date that any “Person” (as defined in paragraph (iii) below), other than (1) the current stockholders of the Company or their respective Affiliates to the extent such stockholders individually or acting as a group, effectively control the Company (within the meaning of Treasury Regulation §1.409A-3(i)(5)(vi)(C)) immediately prior to such date, (2) the Company or any of its subsidiaries; (3) a trustee or other fiduciary holding securities either on behalf of a current stockholder or pursuant to an employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates; or (4) an underwriter temporarily holding stock pursuant to an offering of such stock, acquires ownership (either directly, or indirectly through application of the attribution of stock ownership rules described in Treasury Regulation §1.409A-3(i)(5)(iii)) of the Company’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock (including, Common Stock and any other equity securities then outstanding).  However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock (either directly or indirectly through application of the attribution of stock ownership rules described in Treasury Regulation §1.409A-3(i)(5)(iii)), the acquisition of additional stock by the same Person is not considered to be a Change of Control; or

(ii)                                 Change in Ownership of Substantial Portion of Assets.  A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) total assets of the Company (including the stock of its consolidated subsidiaries), that have a total gross fair market value equal to at least 80% of the total gross fair market value of all of the Company’s assets (including the stock of its consolidated subsidiaries) immediately before such acquisition or acquisitions.  However, there is no Change of Control when there is such a transfer to an entity that is controlled by the current stockholders of the Company immediately after the transfer, through a transfer to (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (2) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (3) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (4) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.

(iii)                             For purposes of paragraphs (i) and (ii):

(1)                                 “Person” would have the meaning given in Section 7701(a)(1) of the Code.  Person would include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Section 409A of the Code.

(2)                                 “Affiliate” would have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

Notwithstanding the foregoing, a Change of Control shall not be deemed to include (A) any equity financing of the Company, or the transactions contemplated thereby or executed in connection therewith (including but not limited to preferred stock equity financings with venture capital operating companies); or (B) any disposition solely of the Class B Common Stock.

2.5                               “Change of Control Incentive Pool” means, with respect to each Base Price for which Incentive Pool Percentages have been granted under the Plan, (i) the aggregate amount of all Incentive Pool Percentages granted at such Base Price multiplied by the number of shares of Common Stock outstanding immediately prior to the Change of Control, multiplied by (ii) the sum of (A) 7% multiplied by any Change of Control Value up to $2.00 above such Base Price, plus (B) 8% multiplied by any Change of Control Value greater than $2.00 above such Base Price but less than or equal to $4.00 above the Base Price, plus (C) 9% multiplied by any Change of Control Value greater than $4.00 above such Base Price.

By way of example, if a Change of Control occurs and 65% of the Incentive Pool Percentages were granted at $2.50, 10% were granted at $6.50, and 15% were granted at $8.00 and on the closing date of such Change of Control the number of shares of Common Stock outstanding was 16,610,000 shares and the consideration paid in the Change of Control was $12.00 per share of Common Stock, then three Change of Control Incentive Pools would be created (one for grants made at $2.50, one for grants made at $6.50, and one for grants made at $8.00) as follows: (i) the $2.50 Change of Control Incentive Pool would equal $8,583,217.50, calculated as follows: (A) the product of 65% multiplied by 16,610,000 multiplied by (B) 0.795, which is the sum of: (1) 0.14 [7% x $2.00] plus (2) 0.16 [8% x $2.00] plus (3) 0.495 [9% x $5.50]; (ii) the $6.50 Change of Control Incentive Pool would equal $1,806,337.50, calculated as follows: (A) the product of 10% multiplied by 16,610,000 multiplied by (B) 0.435, which is the sum of: (1) 0.14 [7% x $2.00] plus (2) 0.16 [8% x $2.00] plus (3) 0.135 [9% x $1.50]; and (iii) the $8.00 Change of Control Incentive Pool would equal $747,450.00, calculated as follows: (A) the product of 15% multiplied by 16,610,000 multiplied by (B) 0.30, which is the sum of: (1) 0.14 [7% x $2.00] plus (2) 0.16 [8% x $2.00].

2.6                               “Change of Control Value” means for each award granted pursuant to this Plan, in the event a Change of Control occurs, the difference between (i) the per share value of the total cash proceeds or the per share Fair Market Value of any other consideration received by the Company or the Company’s stockholders in connection with a Change of Control, as determined by the Committee, and (ii) the Base Price.

2.7                               “Claims” shall have the meaning given to such term in Section 8.6.

2.8                               “Code” means the Internal Revenue Code of 1986, as amended.

2.9                               “Committee” shall have the meaning given to such term in Section 3.1 below.

2.10                        “Common Stock” means all classes of common stock of the Company which the Company is currently authorized to issue or may in the future be authorized to issue (including, without limitation, the Class A and Class B common stock).

2.11                        “Company” means Supreme Industries, Inc., a Delaware corporation, and any successor entity thereto.

2.12                        “Employee” means a common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of any Employer.

2.13                        “Employer” means the Company or its Subsidiaries.

2.14                        “Fair Market Value” means (i) for purposes of the establishing the Base Price, the fair market value of a share of Common Stock as determined by the Committee in good faith, from time to time, by any reasonable means; and (ii) for purposes of establishing the Value in connection with a

Change of Control, the per share of Common Stock fair market value of the consideration received by the Company (or the stockholders).

2.15                        “Incentive Payment” means the compensation awarded by the Committee to a Participant in connection with a Vesting Event in accordance with Section 5.2 below.

2.16                        “Incentive Pool” means either the Change of Control Incentive Pool or the Stock Price Event Incentive Pool.

2.17                        “Incentive Pool Percentage” means the percentage of the Incentive Pool allocated to each Employee (with the aggregate of the percentages not exceeding 100%).  The Incentive Pool Percentage for certain Participants shall be as set forth on Exhibit A hereto.  Any amount of the Incentive Pool that remains unallocated at any time may be allocated by the Committee among those Employees it designates as Participants.  Further, in the event a Participant forfeits his or her Incentive Pool Percentage prior to a Vesting Event, the Committee may reallocate such forfeited Incentive Pool Percentage among either current Participants or new Employees that the Committee designates as Participants in the Plan. In the event there is more than one Incentive Pool with respect to a Vesting Event, the Participant’s Incentive Pool Percentage shall be equal to the result of (i) the Participant’s Incentive Pool Percentage set forth on Exhibit A divided by (ii) the sum of all Incentive Pool Percentages granted at the same Base Price as the Participant’s Incentive Pool Percentage.

2.18                        “Participant” means those Employees set forth on Exhibit A and any other Employee who satisfies the eligibility requirements of Article 4 of the Plan and who is selected by the Committee to participate in the Plan.

2.19                        “Permanent Disability” means, a Participant meets one of the following requirements: (A) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (B) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.  The Company, at its own option and expense, may retain a physician to confirm the existence of such incapacity or disability, and the determination of such physician shall be binding upon the Company and the Participant.

2.20                        “Plan” means this Supreme Industries, Inc. Ownership Transaction Incentive Plan, as amended from time to time.

2.21                        “Stock Price Event” means the date, if any, prior to December 31, 2018, that the average closing prices of the Common Stock for a period 40 consecutive trading days (approximately two calendar months) has been at a price equal to or greater than $10.00 per share.

2.22                        “Stock Price Event Incentive Pool” means, with respect to each Base Price for which Incentive Pool Percentages have been granted under the Plan, (i) the aggregate amount of all Incentive Pool Percentages granted at such Base Price prior to such Stock Price Event multiplied by the number of shares of Common Stock outstanding immediately on December 31, 2018, multiplied by (ii) the sum of (A) 7% multiplied by any Stock Price Event Value up to $2.00 above such Base Price, plus (B) 8% multiplied by any Stock Price Event Value greater than $2.00 above such Base Price but less than or equal to $4.00 above such Base Price, plus (C) 9% multiplied by any Stock Price Event Value greater than $4.00 above such Base Price.

By way of example, if a Stock Price Event occurs and 65% of the Incentive Pool Percentages were granted at $2.50, 10% were granted at $6.50, and 15% were granted at $8.00 and on December 31, 2018 the number of shares of Common Stock outstanding was 16,610,000 shares and the closing price of the Common Stock was $12.00 per share, then three Stock Price Event Incentive Pools would be created (one for grants made at $2.50, one for grants made at $6.50, and one for grants made at $8.00) as follows: (i) the $2.50 Stock Price Event Incentive Pool would equal $8,583,217.50, calculated as follows: (A) the product of 65% multiplied by 16,610,000 multiplied by (B) 0.795, which is the sum of: (1) 0.14 [7% x $2.00] plus (2) 0.16 [8% x $2.00] plus (3) 0.495 [9% x $5.50]; (ii) the $6.50 Stock Price Event Incentive Pool would equal $1,806,337.50, calculated as follows: (A) the product of 10% multiplied by 16,610,000 multiplied by (B) 0.435, which is the sum of: (1) 0.14 [7% x $2.00] plus (2) 0.16 [8% x $2.00] plus (3) 0.135 [9% x $1.50]; and (iii) the $8.00 Stock Price Event Incentive Pool would equal $747,450.00, calculated as follows: (A) the product of 15% multiplied by 16,610,000 multiplied by (B) 0.30, which is the sum of: (1) 0.14 [7% x $2.00] plus (2) 0.16 [8% x $2.00].

2.23                        “Stock Price Event Value” means for each Incentive Pool Percentage granted pursuant to this Plan, in the event a Stock Price Event occurs, the difference between (i) the closing price of the Company’s Common Stock on December 31, 2018 and (ii) the Base Price.

2.24                        “Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above or any limited partnership listed in item (ii) above.  “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.25                        “Termination of Service” means a Participant ceases to serve as an Employee of the Company and its Subsidiaries, for any reason, provided that such cessation constitutes a “separation from service” within the meaning of Section 409A of the Code.

2.26                        “Value” means either the Stock Price Event Value determined as of December 31, 2018 or the Change of Control Value determined as of the closing date of a Change of Control.

2.27                        “Vesting Event” means either a Change of Control or a Stock Price Event.

ARTICLE 3

ADMINISTRATION OF THE PLAN

3.1                               Committee’s Establishment and Organization.  Subject to the terms of this Article 3, the Plan shall be administered by the Compensation Committee of the Board (the “Committee”).  Notwithstanding the foregoing, if at any time there are no longer any Class B shares of common stock outstanding (or the Class B shares of common stock no longer have the authority to elect 2/3rds of the directors on the Board), the Board shall make such provisions as they, in their discretion, deem appropriate to cause one or more persons to exercise the powers of the Committee hereunder, prior to any Change of Control or other event the result of which will be the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals who (x) at the date of this Plan were directors or (y) become directors after the date of this Plan and whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of this Plan or whose election or nomination for election was previously so approved.

3.2                               Committee’s Powers.  The Committee shall have the power, in its discretion, to take such actions as may be necessary to carry out the provisions and purposes of the Plan and shall have the authority to control and manage the operation and administration of the Plan.  In order to effectuate the purposes of the Plan, the Committee shall have the discretionary power and authority to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors made in the administration of the Plan.  All such actions or determinations made by the Committee, and the application of rules and regulations to a particular case or issue by the Committee, in good faith, shall be final, binding and conclusive on all persons ever interested hereunder.

In construing the Plan and in exercising its power under provisions requiring the Committee’s approval, the Committee shall attempt to ascertain the purpose of the provisions in question, and when the purpose is known or reasonably ascertainable, the purpose shall be given effect to the extent feasible.  Likewise, the Committee is authorized to determine all questions with respect to the individual rights of all Participants under this Plan (which need not be identical), including, but not limited to, all issues with respect to eligibility.  The Committee shall have all powers necessary or appropriate to accomplish its duties under this Plan including, but not limited to, the power and duty to:

(i)                                     designate the employees of the Company and its Subsidiaries who shall participate in the Plan;

(ii)                                 maintain complete and accurate records of all plan transactions and other data in the manner necessary for proper administration of the Plan;

(iii)                              adopt rules of procedure and regulations necessary for the proper and efficient administration of the Plan, provided the rules and regulations are not inconsistent with the terms of the Plan as set out herein.  The Committee shall exercise its discretion hereunder in a nondiscriminatory manner;

(iv)                              enforce the terms of the Plan and the rules and regulations it adopts;

(v)                                 review claims and render decisions on claims for benefits under the Plan;

(vi)                              furnish the Company or the Participants, upon request, with information that the Company or the Participants may require for tax or other purposes;

(vii)                          employ agents, attorneys, accountants or other persons (who also may be employed by or represent the Company) for such purposes as the Committee considers necessary or desirable in connection with its duties hereunder; and

(viii)                       perform any and all other acts necessary or appropriate for the proper management and administration of the Plan.

ARTICLE 4

ELIGIBILITY

In addition to those Employees set forth on Exhibit A hereto, the Committee may, but shall not be obligated to, select the particular Employees who may be Participants and their respective Incentive Pool Percentages, provided that once a Stock Price Event occurs, the Committee may not select any additional Employees who may be Participants with respect to the Stock Price Incentive Pool created in connection with such Stock Price Event.  In the event a Participant does not vest in the Participant’s Incentive Payment in accordance with the provisions of Article 6, the Committee may, but shall not be obligated to, designate one or more additional Employees as Participants or designate any forfeited Incentive Pool Percentages to the Participants.   Further, in the event any portion of the Incentive Pool remains unallocated after a Stock Price Event but prior to a Change of Control, the Committee may, but shall not be obligated to, designate one or more additional Employees as Participants entitled to receive an Incentive Payment with respect to a Change of Control Incentive Pool.

Participants may also participate in other incentive or benefit plans of the Company or any Subsidiary, subject to the terms and conditions of such plans.  The compensation payable pursuant to this Plan is in addition to, and not in lieu of, any other compensation, including severance payments, that an Employee may be entitled to pursuant to his or her employment agreement with the Company, or pursuant to any other plan, program or compensation arrangement of the Company.

ARTICLE 5

DETERMINATION OF INCENTIVE POOL AND INCENTIVE PAYOUTS

5.1                               Determination of Incentive Pool.  With respect to a Stock Price Event, on or as soon as administratively practicable after December 31, 2018, the Committee shall determine the Stock Price Event Value to be received in connection with the Stock Price Event and shall determine the amount of the Incentive Pool available with respect to such Stock Price Event.  On or as soon as administratively practicable after a Change of Control, the Committee shall determine the Change of Control Value to be received in connection with the Change of Control and shall determine the amount of the Incentive Pool available with respect to such Change of Control.

5.2                               Determination of Incentive Payments.  Subject to Section 5.11, each Participant shall be eligible for an Incentive Payment in an amount equal to the Participant’s Incentive Pool Percentage multiplied by the Incentive Pool approved by the Committee in connection with a Vesting Event.

5.3                               Priority of Incentive Payments.  Incentive Payments to the Participants under the Plan shall be payable as employee compensation, prior in right to any payment to the Company’s stockholders.

5.4                               Form and Time of Payment Upon a Change of Control.  Subject to Section 5.11, Incentive Payments to the Participants under the Plan shall be payable upon a Change of Control, in the same form (e.g., cash, securities or other property), on the same schedule, and subject to the same terms and conditions, as that of the consideration paid to the Company or, in the case of a transaction described in Section 2.4(i) above, to the Company’s stockholders in connection with the Change of Control; provided that, (i) at the Committee’s election, the Company may pay any amount payable in securities or other property, in cash in lieu thereof, the amount of which shall be equal to the Fair Market Value of such securities or other property (as determined by the Committee); and (ii) a Participant’s Incentive Payment shall be paid no later than the date that is five (5) years from the closing of the Change of Control, as required by Treas. Reg. section 1.409A-3(i)(5)(iv)(A).  Subject to Section 5.11, in the event a Change of Control occurs and following the Change of Control, the Participant incurs a Termination of

Service due to his or her death or Permanent Disability prior to the date that all amounts are paid pursuant to this Section 5.4, then such Participant (or his or her legal representative or estate, as applicable) shall be eligible to receive 100% of the unpaid portion of his or her Incentive Payment as if he or she had remained actively employed through the applicable payment date (paid at the same time payments are made to other active Participants in the Plan).

5.5                               Form and Time of Payment in Connection with a Stock Price Event.  Subject to Section 5.11, Incentive Payments to the Participants under the Plan shall be payable in connection with a Stock Price Event, except as otherwise provided by this Section 5.5 or by Section 5.6, Section 5.7, or Section 5.8 below, in accordance with the following schedule: 50% of the Incentive Payment shall be paid on March 31, 2019 and 50% of the Incentive Payment shall be paid on March 31, 2020, provided that the Participant is employed by the Company on each such payment date. In the event a Change of Control occurs after the date that a Stock Price Event occurs, but (i) prior to December 31, 2018, then no amount shall be payable with respect to such Stock Price Event; or (ii) after December 31, 2018 but prior to the date that all amounts due under this Section 5.5 are paid, then, subject to Section 5.11, the unpaid amounts shall be immediately accelerated and paid to the Participants who are employed on the date of the Change of Control.

5.6                               Termination of Service without Cause.  Subject to Section 5.11, if a Participant incurs a Termination of Service without Cause prior to a Change of Control, and within nine (9) months of such Termination of Service a Change of Control occurs, such Participant shall be eligible to receive 100% of the unpaid portion of his or her Incentive Payment as if he or she had remained actively employed through the applicable payment date (paid at the same time payments are made to other active Participants in the Plan pursuant to Section 5.4).

5.7                               Termination of Service due to Death or Permanent Disability.  Subject to Section 5.11, if a Participant incurs a Termination of Service due to his or her death or Permanent Disability:

(i)                                     Prior to December 31, 2018 (after the occurrence of a Stock Price Event and provided that no Change of Control occurs on or before December 31, 2018), then such Participant (or his or her legal representative or estate, as applicable) shall be eligible to receive 100% of the unpaid portion of his or her Incentive Payment as if he or she had remained actively employed through the applicable payment date (paid at the same time payments are made to other active Participants in the Plan, 50% on March 31, 2019 and 50% on March 31, 2020);

(ii)                                 Prior to December 31, 2018 (after the occurrence of a Stock Price Event) and a Change of Control occurs after such Termination of Service but prior to December 31, 2018, then no amounts shall be payable to such Participant (or his or her legal representative or estate, as applicable) pursuant to this Plan, and he or she shall forfeit 100% of the unpaid portion of his or her Incentive Payment;

(iii)                             Prior to December 31, 2018 (and prior to the occurrence of a Stock Price Event or Change of Control), and at the time of such Termination of Service a definitive, legally binding agreement has been entered into by the Company with respect to a Change of Control, and within nine (9) months of such Termination of Service the Change of Control occurs, then such Participant (or his or her legal representative or estate, as applicable) shall be eligible to receive 100% of the unpaid portion of his or her Incentive Payment as if he or she had remained actively employed through Change of Control;

(iv)                              Prior to December 31, 2018 and prior to the occurrence of a Stock Price Event and either no definitive, legally binding agreement was in place with respect to a Change of

Control at the time of his or her Termination of Service or a such an agreement was in place, but the Change of Control occurs more than nine (9) months following such Termination of Service, then no amounts shall be payable to such Participant (or his or her legal representative or estate, as applicable)  pursuant to the Plan, and he or she shall forfeit 100% of the unpaid portion of his or her Incentive Payment; or

(v)                                 After December 31, 2018 (and prior to December 31, 2018 a Stock Price Event occurred), but prior to the date that all amounts due under Section 5.5 are paid then such Participant (or his or her legal representative or estate, as applicable) shall be eligible to receive 50% of the unpaid portion of his or her Incentive Payment as if he or she had remained actively employed through the applicable payment date (paid at the same time payments are made to other active Participants in the Plan, 25% on March 31, 2019 and 25% on March 31, 2020) and shall forfeit the remaining 50% of the unpaid portion of his or her Incentive Payment.

5.8                               Termination of Service for Cause or due to Resignation by the Participant.  Subject to Section 5.11, if, at any time, a Participant incurs a Termination of Service for Cause or due to resignation by the Participant for any reason, such Participant shall forfeit his or her right to receive an Incentive Payment pursuant to this Plan.

5.9                               Allocation of Amounts to the Incentive Pool.  No amounts will be allocated to an Incentive Pool or the Plan until the Committee has determined, in its sole discretion, that a Vesting Event has occurred and the Committee has determined that amount of the Value.

5.10                        Committee Discretion.  The Committee shall have the sole authority for valuing the proceeds to be received in a Change of Control transaction for purposes of determining the Value, the Incentive Pool and any Incentive Payments.  The Committee shall utilize such methods as they in their discretion deem appropriate in determining the Value.  The Committee shall have the sole discretion at any time prior to the Vesting Date to increase, but not decrease, the amount of any Incentive Pool Percentage of any Participant prior to a Vesting Event; provided, however, in the event any Participant fails to vest in accordance with the provisions of Section 6.2, such Participant’s Incentive Pool Percentage shall automatically be reduced to zero.

5.11                        Section 280G.

(i)                                     In the event it is determined that any payment, distribution, or benefit of any type by the Company to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with a Change of Control (the “Change of Control Payments”), constitute “parachute payments” within the meaning of Code Section 280G(b)(2), the Company will provide such Participant with a computation of (i) the maximum amount of the Change of Control Payments that could be made, without the imposition of the excise tax imposed by Code Section 4999 (said maximum amount being referred to as the “Capped Amount”); (ii) the value of the Change of Control Payments that could be made pursuant to the terms of this Agreement (all said payments, distributions and benefits being referred to as the “Uncapped Amount”); (iii) the dollar amount of the excise tax (if any) including any interest or penalties with respect to such excise tax which such Participant would become obligated to pay pursuant to Code Section 4999 as a result of receipt of the Uncapped Payments (the “Excise Tax Amount”); and (iv) the net value of the Uncapped Amount after reduction by the Excise Tax Amount and the estimated income taxes payable by such Participant on the difference between the Uncapped Amount and the Capped Amount, assuming that such Participant is paying the highest marginal tax rate for state, local and federal income taxes (the “Net Uncapped Amount”).  If the Capped Amount is greater than the Net Uncapped

Amount, the Participant shall be entitled to receive or commence to receive payments equal to the Capped Amount; or if the Net Uncapped Amount is greater than the Capped Amount, the Participant shall be entitled to receive or commence to receive payments equal to the Uncapped Amount.  If the Participant receives the Uncapped Amount, then the Participant shall be solely responsible for the payment of all income and excise taxes due from the Participant and attributable to such Uncapped Amount, including, without limitation, the excise tax including any interest or penalties with respect to such excise tax which the Participant may become obligated to pay pursuant to Code Section 4999, with no right of additional payment from the Company as reimbursement for any taxes, interest or penalties.

(ii)                                  All determinations required to be made under this Section 5.11 shall be made in writing by the independent accounting firm agreed to by the Company and the Participant on the date of the Change of Control (the “Accounting Firm”), whose determination shall be conclusive and binding upon the Participant and the Company for all purposes.  For purposes of making the calculations required by Section 5.11(i), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.  The Company and the Participant shall furnish to the Accounting Firm such information and documents as it reasonably may request in order to make determinations under this Section 5.11.  If the Accounting Firm determines that no Excise Tax Amount is payable by the Participant, it shall furnish the Participant with an opinion that he has substantial authority not to report any Code Section 4999 excise tax on his federal income tax return. The Company shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by this Section 5.11.

ARTICLE 6

VESTING

6.1                               No Right to Benefits.  No Participant shall have a right to any benefit under this Plan prior to the date that a determination is made by the Committee that a Vesting Event has occurred.

6.2                               Vesting.  Any Participant who is a current Employee upon the effective date of a Change of Control shall become one hundred percent (100%) vested in his or her Incentive Payment.

6.3                               Forfeiture Upon Plan Termination without Vesting Event.  In addition to the events of forfeiture set forth in Sections 5.7 and 5.8 above, each Participant shall forfeit his or her Incentive Pool Percentage on December 31, 2018 if by such date neither a Stock Price Event or Change of Control has occurred, provided, however, that if on December 31, 2018 a definitive, legally binding agreement has been entered into by the Company with respect to a Change of Control, then, except as otherwise provided by Sections 5.7 and 5.8, such Incentive Pool Percentages shall not be forfeited until the end of the Extended Term (as defined in Section 7.1 below).

ARTICLE 7

AMENDMENT AND TERMINATION

7.1                               Term.  The Effective Date of the Plan shall be as of January 1, 2016 and, unless sooner terminated by action of the Board, the Plan will terminate on December 31, 2018 (“Termination Date”); provided, however, (i) the term may be extended by the adoption of a resolution by the Board extending the term prior to the Termination Date; and (ii) if a Vesting Event has occurred prior to the Termination

Date, the Plan’s provisions regarding payment of Incentive Payments and forfeiture of Incentive Payments shall remain in effect until all Incentive Payments relating to such Vesting Event have either been paid or forfeited.  If the Plan is not extended by the Board, then on the Termination Date, all rights of Participants under this Plan shall terminate (other than the right to payments pursuant to the Plan with respect to a Vesting Event that occurred prior to the Termination Date), provided, however, that in the event a definitive, legally binding agreement has been entered into by the Company with respect to a Change of Control prior to the Termination Date, then the term of this Plan automatically shall be extended solely with respect to such Change of Control until the closing date of the Change of Control or the termination or revocation of such agreement without the consummation of the Change of Control (as determined by the Board in its sole discretion) (the “Extended Term”), and, except as otherwise provided by Section 5.6, 5.7 or 5.8, any Participants holding Incentive Pool Percentages as of the Termination Date shall be entitled to payment pursuant to this Plan upon the closing date of such Change of Control to the extent it closes during the Extended Term.

7.2                               Amendment and Termination.  The Company may at any time and from time to time amend, in whole or in part, any or all of the provisions of this Plan or terminate the Plan by the adoption of a resolution by the Board, provided, however, that no amendment or termination of this Plan shall, without the consent of the affected Participant, decrease the amount of any Incentive Pool Percentage of the Participant prior to the occurrence of a Vesting Event.

ARTICLE 8

MISCELLANEOUS PROVISIONS

8.1                               Non-Assignability.  A Participant may not alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits awarded hereunder prior to the actual receipt thereof; and any attempt to alienate, assign, pledge, sell, transfer or assign prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits shall be null and void.

8.2                               No Right to Continue In Employment.  Nothing in the Plan shall confer upon any employee the right to continue in the employ of the Company or any Subsidiary, or interferes with or restricts in any way the right of the Company or any Subsidiary to discharge any employee at any time (subject to any contract rights of such employee), including, without limitation, before or after the date such Participant is entitled to an Incentive Payment under the Plan.

8.3                               No Rights as an Owner.  No Participant shall have any rights as an owner of the Company as a result of such Participant’s receipt of an Incentive Payment, as a result of the existence of this Plan or as a result of any action taken (or omitted to be taken ) by the Committee.

8.4                               Indemnification of Committee; No Duties; Waiver of Claims.  No member of the Committee, nor any director, officer, or employee of the Company or any Subsidiary acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all of the members of the Committee and each and any director, officer, or employee of the Company or any Subsidiary acting on their behalf shall be indemnified and protected by the Company in respect of any such action, determination, or interpretation to the fullest extent provided by law.  Except to the extent required by any unwaiveable requirement under applicable law, no member of the Committee shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any person claiming by and through any Participant) as a result of this Plan, any Incentive Payment or any Claim arising hereunder and, to the fullest extent permitted under applicable law, each Participant (as consideration for receiving and accepting an Incentive Payment) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Committee arising out of this Plan.  This Plan does not create, nor shall it be construed as creating, any principal and agent, trust, or other fiduciary duty or special relationship running from the Company to the Participant.

8.5                               No Trust or Plan Funding.  The Company will be solely responsible for the payment of all Incentive Payments hereunder.  The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any Incentive Payments hereunder.  The Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any Participant.  No Participant, beneficiary, or other person shall have any interest in any particular assets of the Company by reason of the right to receive any payment under the Plan or with respect to any Incentive Payments.  To the extent that any Participant acquires a right to receive any payment from the Company pursuant to the Plan, such right shall be no greater than the right of any general unsecured creditor of the Company.

8.6                               Governing Law.  This Plan shall be construed according to the laws of the State of Delaware, without giving effect to principles of conflict of laws.  The Participant’s sole remedy for any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan (collectively, “Claims”) shall be against the Company, and no Participant shall have any claim or right of any nature against any Subsidiary or any owner or existing or former director, officer or Employee of the Company or any Subsidiary.  The individuals and entities described above in this Section 8.6 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 8.6.

8.7                               Binding Effect.  This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants, and their heirs, successors, assigns, and personal representatives.

8.8                               Notices.  Any notice required or permitted under this Plan shall be given in writing and shall be deemed to have been effectively made or given if personally delivered, or if sent via U.S. mail or recognized overnight delivery service or sent via confirmed e-mail or facsimile to the Company at its headquarters, or if to the Participant, to the Participant’s last known address on file with the Company.  Any effective notice hereunder shall be deemed given on the date personally delivered, three business days after mailed via U.S. mail or one business day after it is sent via overnight delivery service or via confirmed e-mail or facsimile, as the case may be.

8.9                               Construction of Plan.  The captions used in this Plan are for convenience only and shall not be construed in interpreting the Plan.  Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.

8.10                        Integrated Plan.  This Plan constitutes the final and complete expression of agreement among the parties hereto with respect to the subject matter hereof, and fully supersedes any and all prior agreements, understanding or representations between the Company and any Employee pertaining to or concerning the subject matter of this Plan.  No oral statements or prior written material not specifically incorporated in this Plan shall be of any force and effect, and no changes in or additions to this Plan shall be recognized, unless incorporated in this Plan by written amendment executed in accordance with the provisions of Article 7, such amendment to become effective on the date stipulated in it.

8.11                        FMLA Leave.  This Plan shall be administered to comply with the Family and Medical Leave Act of 1993, as amended (“FMLA”).  Any employee of the Company or a Subsidiary who takes leave that satisfies the requirements of the FMLA shall, for purposes of Article 6 only, be considered actively working with the Company or a Subsidiary during such FMLA leave; provided, however, that nothing herein shall be construed to credit such employee with working full time if such employee was not otherwise actually working full time prior to such FMLA leave.

8.12                        Accounting of Compensation.  Unless otherwise specifically provided in such benefit plan, any Performance Bonus paid to a Participant hereunder shall not be treated as compensation paid to such Participant for the purposes of any other benefit plan.

ARTICLE 9

EFFECT OF THE PLAN

Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any Participant any right to be granted an Incentive Payment or any other rights.  In addition, nothing contained in this Plan and no action taken pursuant to its provisions shall be construed to (a) give any Participant any right to any compensation, except as expressly provided herein; (b) be evidence of any agreement, contract or understanding, express or implied, that the Company or any Subsidiary will employ a Participant in any particular position; (c) give any Participant any right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder; or (d) create a trust of any kind or a fiduciary relationship between the Company and a Participant or any other person.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of March 2, 2016, by its Chief Executive Officer pursuant to prior action taken by the Board.

SUPREME INDUSTRIES, INC.,
a Delaware corporation

By:	/s/ Mark D. Weber
Mark D. Weber
President and Chief Executive Officer

Signature Page to OTIP

EXHIBIT A

1.                                      Mark Weber (President and CEO) will receive 23.75% of the Incentive Pool.  The Base Price is $2.50.

2.                                      Matt Long (CFO) will receive 17% of the Incentive Pool.  The Base Price is $2.50.

3.                                      Mike Oium (VP Operations) will receive 11.75% of the Incentive Pool. The Base Price is $2.50.

4.                                      John Dorbin, (VP and General Counsel) will receive 7.5% of the Incentive Pool.  The Base Price is $2.50.

5.                                      Brad Karch (VP Human Resources) will receive 5% of the Incentive Pool.  The Base Price is $2.50.

6.                                      Kerri Walker (VP Marketing) will receive 5% of the Incentive Pool.  The Base Price is $6.50.

7.                                      William “Mickey” McKee (VP Sales) will receive 10% of the Incentive Pool.  The Base Price for the first 5% is $6.50, and the Base Price for the second 5% is $8.00.

8.                                      Tim Marling (VP Engineering) will be a 10% of the Incentive Pool. The Base Price is $8.00.

As of January 1, 2016, the unallocated portion of the Incentive Pool is 10%.

Exhibit A to OTIP